boaz weinstein reposted

coxcapitalpartners
@coxcapitalptnrs

Portal is active, and the Starwood Real Estate Income Trust tender is now live.

Our team is prepared to assist and answer any questions you may have.

For more information, please visit: coxcapitalportal.com.

You can also find additional details in the announcement here:
businesswire.com/news/home/2026...

coxcapitalportal.com
Cox Capital Partners — Institutional Liquidity. Delivered.
Sell your alternative investment shares through Cox Capital Partners.

10:04 AM · Mar 5, 2026 · **409** Views